UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 8, 2008
McDERMOTT INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

REPUBLIC OF PANAMA	001-08430	72-0593134

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 N. Eldridge Parkway, Houston, Texas	77079

(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including Area Code: (281) 870-5901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b) As previously reported, Francis S. Kalman resigned as Chief Financial Officer of McDermott International, Inc. (“McDermott”) as of April 1, 2007 and has since served as an Executive Vice President with an intention to resign from McDermott in 2008. Mr. Kalman announced he will resign, effective February 29, 2008.
(e) On February 8, 2008, McDermott Incorporated, a subsidiary of McDermott, entered into an agreement with Mr. Kalman relating to his separation and transition from McDermott. Under the terms of the agreement, Mr. Kalman will continue to provide general advisory services for a period of 24 months following his resignation on February 29, 2008 (the “Separation Date”). Mr. Kalman will receive (i) a pro rated bonus award for 2008 equal to between $0 and $108,355, depending on the 2008 bonus generally paid to other employees under the Executive Incentive Compensation Plan; (ii) continued vesting of his outstanding equity awards through February 28, 2010; and (iii) accelerated vesting of the unvested portion of his Supplemental Executive Retirement Plan (“SERP”) account. Based on the vesting schedule of his existing equity awards, Mr. Kalman will vest in the following amounts and awards through February 28, 2010: 33,390 shares of stock options, 17,988 shares of deferred stock units, 43,500 shares of restricted stock and, depending on the performance of the company, between 36,000 and 54,000 shares of performance shares. Mr. Kalman will forfeit any outstanding equity awards which remain unvested as of February 28, 2010. The value of his accelerated SERP account is not determinable until his Separation Date. However, based on the account balance as of December 31, 2007, the 40% unvested portion of the account equals $129,273.86. The separation and transition agreement also includes a covenant not to compete and a release of claims by Mr. Kalman.
A copy of the separation and transition agreement is attached as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits
10.1	Separation Agreement
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

McDERMOTT INTERNATIONAL, INC.
	By:	/s/Dennis S. Baldwin
Dennis S. Baldwin
February 14, 2008		Vice President and Chief Accounting Officer